Exhibit 99.1
NEWS RELEASE

FOR RELEASE: IMMEDIATE
GATX CORPORATION REPORTS 2013 FOURTH QUARTER AND FULL-YEAR RESULTS; BOARD OF DIRECTORS AUTHORIZES $250 MILLION SHARE REPURCHASE PROGRAM AND INCREASES QUARTERLY DIVIDEND

•	2013 earnings per diluted share a record $3.50, excluding the impact from Tax Adjustments and Other Items

•	2014 earnings per diluted share expected to be in the range of $3.85 - $4.05

•	Dividend increase of 6.5% from the prior quarter
CHICAGO, IL, January 23, 2014 - GATX Corporation (NYSE:GMT) today reported 2013 fourth quarter net income of $53.3 million or $1.14 per diluted share, compared to net income of $29.7 million or $.62 per diluted share in the fourth quarter of 2012. The 2012 fourth quarter results include a benefit from Tax Adjustments and Other Items of $2.8 million or $.06 per diluted share.
Net income for the full-year 2013 was $169.3 million or $3.59 per diluted share, compared to net income of $137.3 million or $2.88 per diluted share in the prior year. The 2013 and 2012 results include benefits from Tax Adjustments and Other Items of $4.5 million or $.09 per diluted share and $3.5 million or $.07 per diluted share, respectively. Details related to the Tax Adjustments and Other Items are provided in the attached Supplemental Information.
Brian A. Kenney, president and chief executive officer of GATX, said, “During 2013, we capitalized on the exceptionally strong demand for tank cars in North America by locking in historically high lease rates for very long terms. This strategy caused a positive 34.5% renewal rate change in GATX’s Lease Price Index (“LPI”) for full-year 2013, while the average renewal term for cars in the LPI was 62 months. We achieved these results despite the challenging freight car market, as weakness in demand persisted for certain freight car types such as coal.
"Fleet utilization was approximately 98% throughout the year, and our renewal success rate was just over 80%. We grew the North American fleet with railcar investment of over $500 million through select opportunities to purchase railcars in addition to investments made under our existing supply agreement. We also optimized our fleet by selling targeted car types, and in the process generated more than $50 million in asset remarketing income. As we expected entering 2013, compliance-related maintenance activity increased in North America, driving maintenance expense higher by 13% from 2012.
"GATX Rail Europe (“GRE”) performed well in 2013’s weaker European railcar leasing market by scrapping older, less efficient tank cars and replacing them with newly built cars, which resulted in reduced maintenance expense as well as increased utilization of 96.8% at year end. GRE’s 2013 investment volume exceeded $160 million.
"American Steamship Company’s (“ASC’s”) 2013 results were in line with our expectations, though operations were hampered by low water levels on the Great Lakes early in the shipping season and adverse winter weather conditions in the fourth quarter. Within the Portfolio Management segment, the Rolls-Royce and Partners Finance affiliates had another year of strong performance.
"As we enter 2014, we expect an increase in segment profit in Rail North America as lease revenue continues to increase. Lease rates on most tank car types are at record highs and the environment currently appears stable. We plan to capitalize on the continued high demand by placing railcars on very long-term leases. The growing lease revenues should more than offset a modest decline in remarketing income and increased maintenance expense as we work through the tank car compliance cycle.
“We expect a slight increase in GRE’s segment profit in 2014 due to slowly improving market conditions. Investment volume at GRE in the past two years was at the highest level since we made our initial investment in Europe nearly twenty years ago, and we anticipate another strong investment year in 2014. This reflects our commitment to assist our customers with the fleet replacement that must occur in the European tank car market.
“ASC’s shipping volume should improve in 2014 due to recapturing some of the tonnage lost during the very challenging weather conditions in the fourth quarter of 2013. This should positively impact their segment profit. At Portfolio Management, we expect continued strong performance at the Rolls-Royce affiliates but slightly lower remarketing income in our owned portfolio, resulting in a modestly lower year-to-year profit comparison within this segment.
“Overall, we are optimistic about the year ahead. Our North American and European rail platforms are well situated to benefit from positive trends in their respective markets. Importantly, the steps we took during the recession to be able to capitalize on this stronger market will pay benefits for years to come. We currently expect 2014 earnings per diluted share to be in the range of $3.85-$4.05, which would mark another record EPS level for GATX.
“Another factor to consider is the recent, serious accidents in crude by rail transportation, which have created uncertainty around how new and existing tank cars must be outfitted for this type of service. As a result, it is likely that tank car regulations will change and we may incur costs to ensure that our fleet continues to operate safely. It is not possible at this time to estimate the extent or timing of any regulatory changes, or what impact they might have on GATX, therefore we have not incorporated any related regulatory compliance costs into our earnings estimate.”
Commenting on the dividend and share repurchase authorization, Mr. Kenney added, “The board of directors declared a quarterly dividend of $0.33 per common share, payable March 31, 2014 to shareholders of record on February 28, 2014. This represents a 6.5% increase from the prior year’s dividend on an annualized basis. The increase is reflective of the board’s favorable expectations for GATX’s long-term performance and demonstrates a continued commitment to our shareholders.
“Additionally, the board approved a $250 million share repurchase authorization. Having fully exhausted the prior $200 million authorization, the new authorization provides an avenue for returning capital to shareholders. Given our lease rate and lease term achievements in North America in recent years, we have embedded a high level of quality, committed cash flow into the business for an extended term. This cash flow will enable us to continue to invest aggressively in our markets, return capital to shareholders both through our dividend and share repurchase activity, and maintain a strong capital structure.”

RAIL NORTH AMERICA
Rail North America reported segment profit of $75.2 million in the fourth quarter of 2013, compared to $59.8 million in the fourth quarter of 2012. Full-year segment profit was $231.6 million in 2013, compared to $209.3 million in 2012. The improvement in quarterly and annual segment profit was driven by higher lease rates and increased asset remarketing income, partially offset by higher maintenance costs due to increased compliance work, and higher depreciation expense as new cars were added to the fleet.
At December 31, 2013, Rail North America’s wholly-owned fleet totaled approximately 109,000 cars. Fleet utilization was 98.5%, comparable to the end of the third quarter, and 97.9% at 2012 year end. During the fourth quarter of 2013 the GATX Lease Price Index (“LPI”), a weighted average lease renewal rate for a group of railcars representative of Rail North America's fleet, increased 37.1% over the weighted average expiring lease rate. This compares to a 34.3% increase in the prior quarter and a 32.3% increase in the fourth quarter 2012. The average lease renewal term for cars included in the LPI during the fourth quarter was 60 months, compared to 63 months in the third quarter and 65 months in the fourth quarter of 2012. For the full-year 2013 the LPI increased 34.5% and railcars in the LPI had an average renewal term of 62 months, compared to an increase of 25.6% and average renewal term of 60 months in 2012. Rail North America's investment volume in 2013 was more than $500 million.
RAIL INTERNATIONAL
Rail International's segment profit was $19.6 million in the fourth quarter of 2013, compared to $10.5 million in the fourth quarter of 2012. The 2012 fourth quarter results include the negative pre-tax impact from Other Items of $2.0 million. Rail International reported segment profit of $97.4 million in 2013, compared to $32.7 million in 2012. The 2013 and 2012 results include the pre-tax benefit from Other Items of $17.0 million and the negative pre-tax impact from Other Items of $22.9 million, respectively. The increase in full-year and quarterly segment profit was primarily driven by activities in Europe, including increased lease revenue due to more railcars on lease and higher lease rates and lower maintenance expense, partially offset by increased depreciation due to investment activity.
At the end of 2013, Rail International's fleet totaled approximately 22,000 cars and utilization was 96.6%, compared to 96.2% at the end of the third quarter and 95.1% at 2012 year end. Investment volume in 2013 at Rail International was nearly $170 million, primarily for new tank cars in Europe.
Additional current and historical fleet and operating data as well as macroeconomic data related to Rail North America’s and Rail International’s business can be found on the last page of this press release.
AMERICAN STEAMSHIP COMPANY
American Steamship Company (“ASC”) reported segment profit of $5.1 million in the fourth quarter 2013 compared to $8.2 million in the fourth quarter 2012. The decline in segment profit was due to significant weather delays.
Segment profit for 2013 was $28.9 million compared to $37.5 million in 2012. The decreased segment profit was primarily due to the lower volume of iron ore carried.
ASC operated 13 of its 18 vessels during the year and transported 28.8 million net tons of cargo compared to operating 14 vessels which carried 29.7 million net tons in 2012.

PORTFOLIO MANAGEMENT
Portfolio Management reported segment profit of $26.9 million in the fourth quarter of 2013 compared to a segment loss of $1.4 million in the fourth quarter of 2012. For full-year 2013, Portfolio Management reported segment profit of $74.4 million compared to $50.2 million in 2012. The increase in quarterly and annual segment profit was primarily due to the absence of a $14.8 million loss recognized in the fourth quarter of 2012 associated with the disposition of an affiliate investment, and improved results from the Rolls-Royce Partners Finance affiliates.
The Portfolio Management segment’s owned assets have a net book value of approximately $857 million and third-party managed portfolios have a net book value of approximately $125 million.
COMPANY DESCRIPTION
GATX Corporation (NYSE:GMT) strives to be recognized as the finest railcar leasing company in the world by its customers, its shareholders, its employees and the communities where it operates. Controlling one of the largest railcar fleets in the world, GATX has been providing quality railcars and services to its customers for over 115 years. GATX has been headquartered in Chicago, Illinois since its founding in 1898. For more information, visit the Company's website at www.gatx.com.

TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss 2013 fourth quarter and full-year results. Call details are as follows:
Thursday, January 23rd
11:00 A.M. Eastern Time
Domestic Dial-In: 1-888-572-7034
International Dial-In: 1-719-457-2661
Replay: 1-888-203-1112 or 1-719-457-0820 /Access Code: 3661819

Call-in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.
FORWARD-LOOKING STATEMENTS
Certain statements in this document may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. These statements refer to information that is not purely historical, such as estimates, projections and statements relating to our business plans, objectives and expected operating results, and the assumptions on which those statements are based. Some of these statements may be identified by words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project” or other similar words. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in GATX's Annual Report on Form 10-K/A for the year ended December 31, 2012 and other filings with the SEC, and that actual results or events may differ materially from the forward-looking statements.
Specific risks and uncertainties that might cause actual results to differ from expectations include, but are not limited to, (1) general economic, market, regulatory and political conditions affecting the rail, marine and other industries served by GATX and its customers; (2) competitive factors in GATX's primary markets, including lease pricing and asset availability; (3) lease rates, utilization levels and operating costs in GATX's primary operating segments; (4) conditions in the capital markets or changes in GATX's credit ratings and financing costs; (5) risks related to GATX's international operations and expansion into new geographic markets; (6) risks related to compliance with, or changes to, laws, rules and regulations applicable to GATX and its rail, marine and other assets; (7) operational disruption and increased costs associated with compliance maintenance programs and other maintenance initiatives; (8) operational and financial risks associated with long-term railcar purchase commitments; (9) changes in loss provision levels within GATX's portfolio; (10) conditions affecting certain assets, customers or regions where GATX has a large investment; (11) impaired asset charges that may result from changing market conditions or portfolio management decisions implemented by GATX; (12) opportunities for remarketing income; (13) labor relations with unions representing GATX employees; and (14) the outcome of pending or threatened litigation.
Given these risks and uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof. GATX has based these forward-looking statements on information currently available and disclaims any intention or obligation to update or revise these forward-looking statements to reflect subsequent events or circumstances.
FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Jennifer Van Aken
312-621-6689
jennifer.vanaken@gatx.com

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.
(1/23/14)
--Tabular Follows--

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
Revenues
Lease revenue	$252.3	$234.4	$975.2	$917.0
Marine operating revenue	84.3	79.4	275.1	265.5
Other revenue	20.0	17.9	70.7	60.7
Total Revenues	356.6	331.7	1,321.0	1,243.2
Expenses
Maintenance expense	76.1	72.2	294.0	269.7
Marine operating expense	57.3	57.2	189.8	182.4
Depreciation expense	68.4	61.5	255.0	237.4
Operating lease expense	32.0	33.6	129.4	130.2
Other operating expense	6.9	7.6	26.1	24.2
Selling, general and administrative expense	48.5	44.6	178.3	160.2
Total Expenses	289.2	276.7	1,072.6	1,004.1
Other Income (Expense)
Net gain on asset dispositions	25.8	21.9	85.6	79.5
Interest expense, net	(41.4)	(39.5)	(166.6)	(166.6)
Other income (expense)	0.2	(4.2)	(8.4)	(8.2)
Income before Income Taxes and Share of Affiliates’ Earnings	52.0	33.2	159.0	143.8
Income Taxes	(17.6)	(3.8)	(65.5)	(26.1)
Share of Affiliates’ Earnings (net of tax)	18.9	0.3	75.8	19.6
Net Income	$53.3	$29.7	$169.3	$137.3

Share Data
Basic earnings per share	$1.16	$0.63	$3.64	$2.93
Average number of common shares	46.1	46.9	46.4	46.8
Diluted earnings per share	$1.14	$0.62	$3.59	$2.88
Average number of common shares and common share equivalents	46.8	47.7	47.1	47.6
Dividends declared per common share	$0.31	$0.30	$1.24	$1.20

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	December 31 2013	December 31 2012
Assets
Cash and Cash Equivalents	$379.7	$234.2
Restricted Cash	20.3	29.7
Receivables
Rent and other receivables	80.1	88.4
Loans	122.7	27.2
Finance leases	207.3	245.7
Less: allowance for losses	(5.2)	(4.6)
	404.9	356.7

Operating Assets and Facilities	7,390.7	6,855.2
Less: allowance for depreciation	(2,320.4)	(2,200.8)
	5,070.3	4,654.4

Investments in Affiliated Companies	354.3	502.0
Goodwill	94.6	91.7
Other Assets	225.5	186.7
Total Assets	$6,549.6	$6,055.4
Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$159.6	$177.4
Debt
Commercial paper and borrowings under bank credit facilities	23.6	273.6
Recourse	3,765.9	3,152.4
Nonrecourse	72.6	130.6
Capital lease obligations	8.9	11.3
	3,871.0	3,567.9

Deferred Income Taxes	891.4	783.0
Other Liabilities	230.6	282.9
Total Liabilities	5,152.6	4,811.2
Total Shareholders’ Equity	1,397.0	1,244.2
Total Liabilities and Shareholders’ Equity	$6,549.6	$6,055.4

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended December 31, 2013
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$195.6	$48.0	$1.0	$7.7	$—	$252.3
Marine operating revenue	—	—	66.5	17.8	—	84.3
Other revenue	16.3	3.0	—	0.7	—	20.0
Total Revenues	211.9	51.0	67.5	26.2	—	356.6
Expenses
Maintenance expense	57.4	10.9	7.8	—	—	76.1
Marine operating expense	—	—	46.1	11.2	—	57.3
Depreciation expense	46.8	11.7	4.0	5.9	—	68.4
Operating lease expense	30.4	—	1.7	—	(0.1)	32.0
Other operating expense	4.5	1.7	—	0.7	—	6.9
Total Expenses	139.1	24.3	59.6	17.8	(0.1)	240.7
Other Income (Expense)
Net gain on asset dispositions	26.8	(0.1)	(1.3)	0.4	—	25.8
Interest expense, net	(25.5)	(6.4)	(1.4)	(7.0)	(1.1)	(41.4)
Other (expense) income	(0.9)	(0.6)	(0.1)	1.4	0.4	0.2
Share of affiliates’ earnings (pretax)	2.0	—	—	23.7	—	25.7
Segment Profit (Loss)	$75.2	$19.6	$5.1	$26.9	$(0.6)	$126.2
Selling, general and administrative expense						48.5
Income taxes (includes $6.8 related to affiliates’ earnings)						24.4
Net Income						$53.3
Selected Data:
Investment Volume	$156.5	$33.6	$0.2	$—	$2.5	$192.8
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$24.1	$0.3	$—	$0.2	$—	$24.6
Residual sharing income	0.2	—	—	0.8	—	1.0
Non-remarketing disposition gains (a)	3.0	0.9	—	—	—	3.9
Asset impairment	(0.5)	(1.3)	(1.3)	(0.6)	—	(3.7)
Total Net Gain on Asset Dispositions	$26.8	$(0.1)	$(1.3)	$0.4	$—	$25.8

(a)	Includes scrapping gains

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Twelve Months Ended December 31, 2013
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$758.9	$180.2	$4.2	$31.9	$—	$975.2
Marine operating revenue	—	—	223.5	51.6	—	275.1
Other revenue	58.2	8.8	—	3.7	—	70.7
Total Revenues	817.1	189.0	227.7	87.2	—	1,321.0
Expenses
Maintenance expense	228.2	42.9	22.9	—	—	294.0
Marine operating expense	—	—	151.3	38.5	—	189.8
Depreciation expense	176.7	43.2	12.1	23.0	—	255.0
Operating lease expense	124.4	—	5.2	—	(0.2)	129.4
Other operating expense	18.4	5.3	—	2.4	—	26.1
Total Expenses	547.7	91.4	191.5	63.9	(0.2)	894.3
Other Income (Expense)
Net gain on asset dispositions	67.7	3.7	(1.3)	15.5	—	85.6
Interest expense, net	(106.0)	(23.9)	(6.2)	(26.7)	(3.8)	(166.6)
Other (expense) income	(9.8)	(1.1)	0.2	1.4	0.9	(8.4)
Share of affiliates’ earnings (pretax)	10.3	21.1	—	60.9	—	92.3
Segment Profit (Loss)	$231.6	$97.4	$28.9	$74.4	$(2.7)	$429.6
Selling, general and administrative expense						178.3
Income taxes (includes $16.5 related to affiliates’ earnings)						82.0
Net Income						$169.3
Selected Data:
Investment Volume	$502.4	$168.5	$11.2	$170.5	$7.0	$859.6
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$51.1	$0.3	$—	$8.6	$—	$60.0
Residual sharing income	3.4	—	—	7.4	—	10.8
Non-remarketing disposition gains (a)	14.5	6.2	—	—	—	20.7
Asset impairment	(1.3)	(2.8)	(1.3)	(0.5)	—	(5.9)
Total Net Gain on Asset Dispositions	$67.7	$3.7	$(1.3)	$15.5	$—	$85.6

(a)	Includes scrapping gains

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended December 31, 2012
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$182.0	$42.1	$1.1	$9.2	$—	$234.4
Marine operating revenue	—	—	73.1	6.3	—	79.4
Other revenue	14.8	2.6	—	0.5	—	17.9
Total Revenues	196.8	44.7	74.2	16.0	—	331.7
Expenses
Maintenance expense	53.3	12.0	6.9	—	—	72.2
Marine operating expense	—	—	51.7	5.5	—	57.2
Depreciation expense	42.0	10.0	4.0	5.5	—	61.5
Operating lease expense	32.4	—	1.3	—	(0.1)	33.6
Other operating expense	4.9	1.1	—	1.6	—	7.6
Total Expenses	132.6	23.1	63.9	12.6	(0.1)	232.1
Other Income (Expense)
Net gain on asset dispositions	18.9	(1.4)	—	4.4	—	21.9
Interest expense, net	(23.9)	(5.5)	(1.6)	(7.1)	(1.4)	(39.5)
Other (expense) income	(1.2)	(2.8)	(0.5)	—	0.3	(4.2)
Share of affiliates’ earnings (pretax)	1.8	(1.4)	—	(2.1)	—	(1.7)
Segment Profit (Loss)	$59.8	$10.5	$8.2	$(1.4)	$(1.0)	$76.1
Selling, general and administrative expense						44.6
Income taxes (includes $2.0 of net benefits related to affiliates’ earnings)						1.8
Net Income						$29.7
Selected Data:
Investment Volume	$147.4	$74.7	$0.9	$20.7	$2.9	$246.6
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$4.7	$—	$—	$0.6	$—	$5.3
Residual sharing income	11.2	—	—	4.5	—	15.7
Non-remarketing disposition gains (a)	3.3	0.9	—	—	—	4.2
Asset impairment	(0.3)	(2.3)	—	(0.7)	—	(3.3)
Total Net Gain on Asset Dispositions	$18.9	$(1.4)	$—	$4.4	$—	$21.9

(a)	Includes scrapping gains

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Twelve Months Ended December 31, 2012
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$713.9	$161.2	$4.3	$37.6	$—	$917.0
Marine operating revenue	—	—	239.1	26.4	—	265.5
Other revenue	51.4	6.5	—	2.8	—	60.7
Total Revenues	765.3	167.7	243.4	66.8	—	1,243.2
Expenses
Maintenance expense	201.4	46.6	21.7	—	—	269.7
Marine operating expense	—	—	160.3	22.1	—	182.4
Depreciation expense	167.7	36.1	11.9	21.7	—	237.4
Operating lease expense	126.5	—	3.8	0.2	(0.3)	130.2
Other operating expense	18.5	5.1	(0.3)	0.9	—	24.2
Total Expenses	514.1	87.8	197.4	44.9	(0.3)	843.9
Other Income (Expense)
Net gain on asset dispositions	58.6	1.7	—	19.2	—	79.5
Interest expense, net	(101.9)	(24.5)	(7.1)	(27.7)	(5.4)	(166.6)
Other (expense) income	(5.1)	(6.1)	(1.4)	3.4	1.0	(8.2)
Share of affiliates’ earnings (pretax)	6.5	(18.3)	—	33.4	—	21.6
Segment Profit (Loss)	$209.3	$32.7	$37.5	$50.2	$(4.1)	$325.6
Selling, general and administrative expense						160.2
Income taxes (includes $2.0 related to affiliates’ earnings)						28.1
Net Income						$137.3
Selected Data:
Investment Volume	$465.9	$200.1	$12.6	$83.5	$7.9	$770.0
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$32.8	$—	$—	$9.9	$—	$42.7
Residual sharing income	12.9	—	—	9.7	—	22.6
Non-remarketing disposition gains (a)	14.4	4.8	—	—	—	19.2
Asset impairment	(1.5)	(3.1)	—	(0.4)	—	(5.0)
Total Net Gain on Asset Dispositions	$58.6	$1.7	$—	$19.2	$—	$79.5

(a)	Includes scrapping gains

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except per share data)
Impact of Tax Adjustments and Other Items on Net Income:

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
Net income as reported	$53.3	$29.7	$169.3	$137.3
Adjustments to income taxes attributable to consolidated income:
GATX income taxes on sale of AAE (a)	—	—	23.2	—
Foreign tax credit carryforward (a)	—	(4.6)	(3.9)	(4.6)
Tax rate changes (b)	—	—	—	0.7
Tax benefits upon close of tax audits	—	—	—	(15.5)
Adjustments attributable to affiliates' earnings:
Pre-tax gain on sale of AAE (a)	—	—	(9.3)	—
Interest rate swaps at AAE, net of taxes (c)	—	1.8	(6.9)	20.5
Tax rate changes (b)	—	—	(7.6)	(4.6)
Net income, excluding tax adjustments and other items	$53.3	$26.9	$164.8	$133.8
Impact of Tax Adjustments and Other Items on Diluted Earnings per Share:

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
Diluted earnings per share, as reported	$1.14	$0.62	$3.59	$2.88
Impact of tax adjustments and other items	—	(0.06)	(0.09)	(0.07)
Diluted earnings per share, excluding tax adjustments and other items	$1.14	$0.56	$3.50	$2.81

_________

(a)	Aggregate after-tax impact of AAE sale for 2013 year-to-date was $10.0 million.

(b)	Deferred tax adjustments due to an enacted statutory rate increase in Ontario in 2012 and statutory rate decreases in the United Kingdom for certain affiliates for 2013 and 2012.

(c)	Realized and unrealized gains (losses) recognized on certain interest rate swaps at AAE Cargo AG.

We highlight these items to allow for a more meaningful comparison of financial performance between years and to provide transparency into the operating results of our business.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except leverage)
(Continued)

	12/31/2012	3/31/2013	6/30/2013	9/30/2013	12/31/2013
Assets by Segment (includes off-balance-sheet assets)
Rail North America	$4,427.1	$4,399.3	$4,446.7	$4,495.1	$4,573.5
Rail International	1,070.1	1,076.9	1,119.1	1,203.8	1,237.2
ASC	305.1	291.5	317.2	303.0	287.4
Portfolio Management	789.6	763.5	823.3	848.7	835.3
Other	84.1	82.7	80.4	83.5	120.6
Total Assets, excluding cash	$6,676.0	$6,613.9	$6,786.7	$6,934.1	$7,054.0
Capital Structure
Commercial paper and bank credit facilities,
net of unrestricted cash	$39.4	$(200.8)	$(79.3)	$(103.2)	$(356.1)
On-balance-sheet recourse debt	3,152.4	3,483.5	3,546.4	3,621.8	3,765.9
On-balance-sheet nonrecourse debt	130.6	127.9	103.0	75.2	72.6
Off-balance-sheet recourse debt	730.1	667.2	642.7	624.4	727.6
Off-balance-sheet nonrecourse debt	154.4	150.0	146.8	143.1	176.8
Capital lease obligations	11.3	10.1	10.1	9.0	8.9
Total Borrowings, net of unrestricted cash	$4,218.2	$4,237.9	$4,369.7	$4,370.3	$4,395.7
Total Recourse Debt (a)	$3,933.2	$3,960.0	$4,119.9	$4,152.0	$4,146.3
Shareholders’ Equity	$1,244.2	$1,223.5	$1,219.1	$1,312.1	$1,397.0
Recourse Leverage (b)	3.2	3.2	3.4	3.2	3.0
 _________

(a)	Includes on- and off-balance-sheet recourse debt; capital lease obligations; commercial paper and bank credit facilities, net of unrestricted cash.

(b)	Calculated as total recourse debt / shareholder's equity.

Reconciliation of Total Assets to Total Assets (Including Off-Balance-Sheet Assets), Excluding Cash:
Total Assets	$6,055.4	$6,144.7	$6,119.2	$6,339.1	$6,549.6
Less: cash	(263.9)	(348.0)	(122.0)	(172.5)	(400.0)
Add off-balance-sheet assets:
Rail North America	863.5	797.3	770.7	749.9	887.9
ASC	21.0	19.9	18.8	17.6	16.5
Total Assets, excluding cash	$6,676.0	$6,613.9	$6,786.7	$6,934.1	$7,054.0

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(Continued)

	12/31/2012	3/31/2013	6/30/2013	9/30/2013	12/31/2013
Rail North America Statistics
Lease Price Index (LPI) (a)
Average renewal lease rate change	32.3%	30.8%	36.0%	34.3%	37.1%
Average renewal term (months)	65	65	58	63	60
Fleet Rollforward
Beginning balance	109,162	109,551	109,637	110,774	109,955
Cars added	1,106	988	2,035	914	1,179
Cars scrapped	(366)	(810)	(456)	(308)	(254)
Cars sold	(351)	(92)	(442)	(1,425)	(1,767)
Ending balance	109,551	109,637	110,774	109,955	109,113
Utilization	97.9%	97.8%	98.2%	98.5%	98.5%
Average active railcars	107,062	106,964	107,722	108,452	108,021
Rail International Statistics
Fleet Rollforward
Beginning balance	21,314	21,840	21,896	21,986	22,041
Cars added	650	361	492	349	319
Cars scrapped/sold	(124)	(305)	(402)	(294)	(438)
Ending balance	21,840	21,896	21,986	22,041	21,922
Utilization	95.1%	95.5%	95.6%	96.2%	96.6%
Average active railcars	20,635	20,817	20,948	21,091	21,217
Rail Industry Statistics
Manufacturing Capacity Utilization Index (b)	77.7%	78.2%	77.9%	78.3%	79.2%
Year-over-year Change in U.S. Carloadings (excl. intermodal) (c)	(3.1)%	(3.0)%	(1.5)%	(0.9)%	(0.5)%
Year-over-year Change in U.S. Carloadings (chemical) (c)	(0.8)%	(1.5)%	(0.3)%	0.0%	0.5%
Year-over-year Change in U.S. Carloadings (petroleum) (c)	46.3%	57.2%	47.9%	36.8%	31.1%
Production Backlog at Railcar Manufacturers (d)	60,244	71,704	73,706	73,848	n/a (e)
American Steamship Company Statistics
Total Net Tons Carried (millions)	8.8	1.5	9.0	9.7	8.6
 _________

(a)
GATX's Lease Price Index ("LPI") is an internally-generated business indicator that measures general lease rate pricing on renewals within its North American railcar fleet. The index is calculated using the weighted average lease rate for a group of railcar types that GATX believes best represents its overall North American fleet. In addition, this representative group of North American railcars is used to calculate an average renewal lease rate change and an average renewal term. The average renewal lease rate change is the percentage change between the weighted average renewal lease rate and the weighted average expiring lease rate. The average renewal lease term index is reported in months.  It reflects the average renewal lease term of railcar types in the LPI weighted by fleet composition.

(b)	As reported and revised by the Federal Reserve.

(c)	As reported by the Association of American Railroads (AAR).

(d)	As reported by the Railway Supply Institute (RSI).

(e)	Not available, not published as of the date of this release.